UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PROFESSIONALS DIRECT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the file fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROFESSIONALS DIRECT, INC.

5211 Cascade Road, S.E.
Grand Rapids, Michigan 49546

Approval of Merger Received from Michigan Office of Financial and Insurance Services

On June 25, 2007, Professionals Direct, Inc., a Michigan corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Hanover Insurance Group, Inc., a Delaware corporation (“Parent”), and Hanover Acquisition Corp., a Michigan corporation (the “Purchaser”).  The merger is subject to, among other things, the completion of all filings with, and receipt of all approvals by, the Commissioner of Insurance of the State of Michigan and the Office of Financial and Insurance Services of the Michigan Department of Labor and Economic Growth (“OFIS”), as well as other customary closing conditions.

On August 10, 2007, the Company was notified that OFIS issued an order dated August 6, 2007, stating that the acquisition of control of the Company by Parent in accordance with the Merger Agreement is approved, contingent upon approval of holders of a majority of the common stock of the Company, and satisfactory review of fingerprint results for all of Purchaser’s officers and directors.

Additional Information and Where to Find It

In connection with the merger, a proxy statement of the Company was filed with the SEC on August 1, 2007.  Investors can obtain free copies of the proxy statement as well as other filed documents containing information about the Company on the SEC’s website at http://www.sec.gov.  Free copies of the Company’s SEC filings are also available from Professionals Direct, Inc. 5211 Cascade Road, S.E., Grand Rapids, Michigan 49546, Attention: Investor Relations.

Participants in the Solicitation

The Company and its executive officers, directors, other members of management, employees and the Parent may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction.  Information regarding the executive officers and directors of the Company is set forth in its proxy statement filed with the SEC on August 1, 2007.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the proposed transaction.